SCHEDULE 14C

                    PROXY STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

  Filed by the Registrant |X|   Filed by a Party other than the Registrant | |

Check the appropriate box:

            |X|   Preliminary Proxy Statement

            | | Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

            | |   Definitive Proxy Statement

            | |   Definitive Additional Materials

            | |   Soliciting Material Pursuant to ss.240.14(a)-12

                              SIENA HOLDINGS, INC.
                (Name of Registrant as Specified In Its Charter)


                 ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

            | |   No fee required.

            |X| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

            Common Stock, $0.10 Par Value

      2)    Aggregate number of securities to which transaction applies:

            6,000,000

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            $1.28 ($1.28 * 500,000 = $640,000)

      4)    Proposed maximum aggregate value of transaction:

            $3,200,000.00

      5)    Total fee paid:

            $640.00

| |   Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


            1)    Amount Previously Paid:

            2)    Form, Schedule or Registration Statement No.:

            3)    Filing Party: Siena Holdings, Inc.

            4)    Date Filed:

                                   PRELIMINARY
                              SIENA HOLDINGS, INC.
                        5068 W. PLANO PARKWAY, SUITE 300
                                 PLANO, TX 75093
                                 (972) 381-4255

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                TO BE HELD     , 2003

As a shareholder of Siena Holdings, Inc. (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Special Meeting of Shareholders of the Company to be held at The Hotel DuPont, Wilmington, Delaware
on    , 2003, at  a.m. local time, for the following purposes:

      1. To consider and act upon a Reverse Stock Split (the "Reverse Stock Split") of the Company's outstanding common stock that would result in the shareholders receiving one share of New Common Stock in exchange for every 500,000 shares of Existing Common Stock that they currently own. The Reverse Stock Split and related cash purchase by the Company of fractional shares resulting from the Reverse Stock Split is proposed to take the Company private. Each shareholder owning less than 500,000 shares of Existing Common Stock will receive for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right to receive a proportionate share of the residual proceeds, if any, from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp., provided that the Termination occurs on or before December 31, 2003.

      2. If the Reverse Stock Split is approved, to consider and act upon an amendment to the Company's Certificate of Incorporation to reduce the Company's authorized common stock from 15,000,000 authorized shares to 30 authorized shares, which is in proportion to the Reverse Stock Split.

      3. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The Board of Directors has fixed the close of business on _____________, 200__, as the Record Date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournment thereof. Only shareholders at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The transfer books will not be closed.

You are cordially invited to attend the meeting. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, MANAGEMENT DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A proxy may be revoked by a shareholder by notifying the Secretary of the Company in writing at any time prior to its use, by executing and delivering a subsequent proxy or by personally appearing at the Annual Meeting and casting your vote, each as specified in the enclosed proxy statement.

                       By order of the Board of Directors


                      W. Joseph Dryer, President Secretary

                             YOUR VOTE IS IMPORTANT.
                 PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED
                      PROXY CARD IN THE ENVELOPE PROVIDED.

                                   PRELIMINARY
                              SIENA HOLDINGS, INC.
                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                                TO BE HELD    , 2003

TO OUR SHAREHOLDERS:

This Proxy Statement is furnished to the shareholders of Siena Holdings, Inc. (the "Company") for use at a Special Meeting of Shareholders on ____________, 200__, (the "Special Meeting") or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and can be revoked at any time prior to the voting of the proxy (as provided herein).

Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted as follows:

      1. FOR the approval of a Reverse Stock Split of the Company's outstanding common stock that would result in the shareholders receiving one share of New Common Stock (the "New Common Stock") in exchange for every 500,000 shares of Existing Common Stock (the "Existing Common Stock") that they own as of the effective date. The Reverse Stock Split and related cash purchase by the Company of fractional shares resulting from the Reverse Stock Split is proposed to take the Company private. Each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right to receive a proportionate share of the residual proceeds, if any, from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp., provided that the Termination occurs on or before December 31, 2003.

      2. FOR the approval of an amendment to the Company's Certificate of Incorporation to reduce the Company's authorized common stock from 15,000,000 authorized shares to 30 authorized shares, which is in proportion to the Reverse Stock Split.

      3. The proxies will be voted in accordance with the recommendation of management as to any other matters, which may properly come before the Special Meeting.

The Reduction in Authorized Common Stock is contingent upon shareholder approval of the Reverse Stock Split proposal. If the Reverse Stock Split proposal is not approved, the Reduction in Authorized Common Stock proposal will not be submitted to a vote at the Special Meeting.

Each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right to receive a proportionate share of the residual proceeds, if any, from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp., provided that the Termination occurs on or before December 31, 2003.

The Reverse Stock Split will become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, or such later date as specified in the filing. As soon as practicable after the Reverse Stock Split is effective, a letter of transmittal will be mailed to all holders of the Company's Common Stock for use in surrendering your stock certificates in connection with the Reverse Stock Split.

The record of shareholders entitled to vote at the Special Meeting was taken at the close of business on ______________, 20__(the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is ___________, 200__. The principal executive offices of the Company are located at 5068 W. Plano Parkway, Suite 300, Plano, Texas 75093.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTIONS, PASSED ON THE MERITS OF THE PROPOSED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET                                                             1
SPECIAL FACTORS                                                                8
     Purpose and Reasons for the Reverse Stock Split                           8
     Potential Disadvantages                                                  10
     Background                                                               10
     Alternatives Considered by the Board of Directors                        14
     Fairness of the Reverse Stock Split                                      15
     Opinion of Charenton Advisors                                            17
     Certain Effects of Reverse Stock Split and the Reduction in Authorized
        Common Stock on the Company's Shareholders                            18
     Contractual Right                                                        21
     Federal Income Tax Consequences                                          21
   PROPOSAL NO. 1 REVERSE STOCK SPLIT                                         23
     General                                                                  23
     Exchange of Certificates and Payment of Fractional Shares                23
     Vote Required                                                            24
     Voting Procedures and Revocability of Proxies                            24
     Appraisal Rights and Dissenters' Rights                                  25
   PROPOSAL NO. 2 REDUCTION IN AUTHORIZED COMMON STOCK                        26
     General                                                                  26
     Vote Required                                                            26
     Voting Procedures and Revocability of Proxies                            26
   INFORMATION ABOUT SIENA HOLDINGS, INC.                                     27
     General                                                                  27
     Description of Common Stock                                              27
     Current Directors and Executive Officers                                 27
     Ownership of Voting Securities of the Company                            28
     Price Range Of Common Stock And Dividends                                30
     Persons Making the Solicitation                                          31
   PROPOSALS OF SHAREHOLDERS                                                  31
   OTHER MATTERS                                                              31
   FINANCIAL INFORMATION AND INCORPORATION BY REFERENCE                       31
   FORWARD-LOOKING STATEMENTS                                                 32
   AVAILABLE INFORMATION                                                      32
   APPENDIX A AMENDMENT TO CERTIFICATE OF INCORPORATION
   APPENDIX B OPINION OF CHARENTON ADVISORS

                               SUMMARY TERM SHEET

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the terms and conditions of the Reverse Stock Split, as well as the consequent Amendment to the Company's Certificate of Incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.

WHAT IS THE COMPANY PROPOSING?

      o The Company is proposing that the Company's shareholders approve a Reverse Stock Split of the Company's outstanding common stock that would result in shareholders receiving one share of New Common Stock in exchange for every 500,000 shares of Existing Common Stock that they currently own. The Reverse Stock Split is proposed to take the Company private. The principal reason for "going private" is to relieve the Company of the increased costs, burdens and risks of remaining a public company.

      o Each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right (the Contractual Right) to receive the residual proceeds from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp. caused by the sale of the assisted care facility provided that this termination of the Management Agreement following the sale of the assisted care facility occurs on or before December 31, 2003.

      o For further information, see "SPECIAL FACTORS - Purpose and Reasons for The Reverse Stock Split."

WHAT IS THE CONTRACTUAL RIGHT?

      o Each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right (the Contractual Right) to receive the residual proceeds, if any, from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp. caused by the sale of the assisted care facility provided that this termination of the Management Agreement following the sale of the assisted care facility occurs on or before December 31, 2003.

      o In the interest of providing the full benefit of the sale to Siena's shareholders, Siena will issue to its shareholders, as part of the Transaction, the Contractual Right, which is a non-tradable right to receive on a fully-diluted, pro-rata basis the residual proceeds, if any, from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp. following the sale of the assisted care facility provided that this termination of the Management Agreement following the sale of the assisted care facility occurs on or before December 31, 2003.

      o It is presently estimated that the maximum distribution, if any, pursuant to the Contractual Right will be just under $1 million, or approximately $0.15 per share.

      o The Contractual Right is described below under the caption "SPECIAL FACTORS--The Contractual Right."

WHY IS THE COMPANY PROPOSING A REVERSE STOCK SPLIT?

      o The Reverse Stock Split and payment of cash plus a Contractual Right in lieu of fractional shares resulting therefrom has been unanimously approved by the Company's Board of Directors and is proposed to reduce the number of shareholders of record to less than 300, thereby allowing the Company to terminate its registration under the Exchange Act and relieving the Company of the costs typically associated with the filing of public documents, since as a private company, Siena would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission (the "SEC"). The Reverse Stock Split will provide the Company's shareholders with liquidity by allowing them to liquidate their shares for cash at a fair value without affecting the market price.

      o The Company believes, based upon historical information, that it may save at least $75,000 to $150,000 per year in costs associated with being a public reporting company. However, these cost savings are not expected to be fully realized until the fiscal year ended June 30, 2004, if at all.

      o The reasons for the Reverse Stock Split are discussed below under "SPECIAL FACTORS -- Purpose and Reasons for the Reverse Stock Split."

WHAT ARE THE PURPOSES OF AND REASONS FOR THE REVERSE STOCK SPLIT?

      o Because the Company has more than 300 shareholders of record and its common stock is registered under Section 12(g) of the Exchange Act, the Company is required to comply with the disclosure and reporting requirements under the Act. Since shareholders are not currently realizing many of the principal benefits of public ownership, the Board determined that the increasing costs of public reporting were not warranted as Siena's status as a public company places significant financial burdens and legal risks on the Company.

      o As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the cost of remaining a public company in particular, are expected to increase dramatically in the near future. For example, the Company's directors' and officers' insurance premiums are expected to increase upon renewal. Moreover, new legislation, such as the recently enacted Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and potential liabilities of being a public reporting company. This and other proposed legislation will likely increase audit fees and other costs of compliance, such as attorneys' fees, and by increasing potential liability of officers and directors will likely result in further increases in insurance premiums.

            In light of Siena's current size and resources, the Board does not believe that such costs are justified, and believes that it is in the Company's best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

      o The Reverse Stock Split will reduce the number of the Company's shareholders below 300, which will cause the Company's common stock to become eligible for termination of registration under the Exchange Act. The Company's Board of Directors considered the following factors when recommending the Reverse Stock Split:

            o The cost savings per year that the Company expects to realize as a result of the deregistration of the Company's common stock and the decrease in expenses relating to servicing shareholders holding small positions in the Company's common stock;

            o The additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reports required of publicly-traded companies and managing shareholder relations and communications;

            o The fact that the Company has not been able to realize many of the benefits associated with being a publicly-traded company, such as enhanced shareholder value and access to capital markets due to the limited liquidity and low market price of the Company's common stock;

            o The belief that the Company's shareholders have not benefited proportionately from the costs of registration and OTC Bulletin Board trading of its common stock, principally as a result of the relatively thin trading market for its common stock, which may have resulted in depressed market prices for the Company's common stock; lack of market makers and analysts following the Company's performance; and a practical limitation of Siena's shareholders' abilities to sell relatively large blocks of their shares in the open market without significantly decreasing the market price, thereby effectively rendering their investment illiquid.

      o The purposes and reasons for the Reverse Stock Split are discussed below under "SPECIAL FACTORS - Purpose and Reasons for the Reverse Stock Split."

WHAT WILL I RECEIVE IF THE REVERSE STOCK SPLIT IS APPROVED?

      If the Reverse Stock Split is approved by the shareholders and implemented:

      o One share of New Common Stock will be exchanged for every 500,000 shares of Existing Common Stock held as of the effective date. Each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right to receive a proportionate share of the residual proceeds, if any, from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp., provided that the Termination occurs on or before December 31, 2003.

      o Fractional shares will be purchased from holders at a rate of $1.28 per share plus a Contractual Right. This transaction will not involve commissions or other transaction fees that would be charged if you sold shares on the open market. The Company reasonably
            estimates that up to an aggregate of approximately $     will be
            paid to its shareholders for their resulting fractional shares.

      o The procedure for this exchange and the payment of cash and the Contractual Right in lieu of fractional shares is described below under the caption "PROPOSAL ONE - Exchange of Certificates and Payment of Fractional Shares".

WHAT DOES "GOING PRIVATE" MEAN?

      o "Going Private" means that the Company will no longer be a public reporting company under the federal securities laws. As there will then only be two shareholders of record remaining, registration of Siena's stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act" or the "'34 Act"), will be terminated, resulting in the delisting of Siena common stock from the OTC Bulletin Board.

      o If the Reverse Stock Split is approved, the Company will no longer be required to file annual, quarterly and other reports that it currently files with the Securities and Exchange Commission (the "SEC").

      o As the Company's common stock will no longer be quoted on the OTC Bulletin Board, there will no longer be a public market for the Company's stock.

      o "Going Private" is described below under the caption "SPECIAL FACTORS -- Purpose and Reasons for the Reverse Stock Split."

HOW DID THE BOARD OF DIRECTORS DETERMINE THE FAIRNESS OF THE REVERSE STOCK
SPLIT?

      o On February 13, 2003, the Board of Directors approved the formation of a Special Committee of Independent Directors to explore a "going private" transaction by means of a Reverse Stock Split.

      o The Transaction was subject to a number of conditions including the approval of the Transaction by the Special Committee, the receipt of a fairness opinion from the financial advisor to the Special Committee that the Transaction is fair to the Company's shareholders, and approval by the Company's shareholders.

      o With respect to valuation, the Board of Directors established the Special Committee of the Board of Directors, which consists solely of independent members of the Board, which engaged Charenton Advisors, an independent valuation firm, to determine the fair value of the fractional shares to be paid in cash in the Reverse Stock Split.

      o The Board of Directors determined that the Reverse Stock Split was fair to both affiliated and unaffiliated shareholders based on the liquidity opportunity provided in the absence of an active trading market, and the benefit to continuing shareholders of reduced expenses.

            The Reverse Stock Split will provide the Company's shareholders with liquidity by allowing them to liquidate their investment for cash. Since Siena's shares are relatively thinly-traded, it may be difficult for a significant shareholder to sell his holdings without affecting the market price.

            Similarly, there are a large number of shareholders who own limited amounts of Siena's shares, and whose liquidity is reduced because typical transaction costs for public sale of their shares in most cases represents a large percentage of the value of their holdings at current prices. The Reverse Stock Split will allow such shareholders to liquidate their holdings at a fair value without these transaction costs by receiving cash for their shares. See "SPECIAL FACTORS -- Fairness of the Reverse Stock Split."

      o Charenton Advisors opined to the Special Committee that a value of $1.28 per share of Existing Common Stock plus a Contractual Right in connection with the Reverse Stock Split is fair from a financial point of view to the shareholders of the Company's common stock. The Special Committee and the Board of Directors relied upon the opinion of Charenton Advisors. See "SPECIAL FACTORS -- Opinion of Charenton Advisors."

DO I HAVE APPRAISAL OR DISSENTER'S RIGHTS?

      o Under Delaware law, the law governing the Reverse Stock Split, you do not have the right to demand the appraised value of your shares or any other dissenter's rights if you vote against the proposed Reverse Stock Split transaction. Your rights are described under "Appraisal Rights and Dissenter's Rights."

WHAT ARE THE PRINCIPAL ADVANTAGES OF THE REVERSE STOCK SPLIT?

      o Currently, a relatively thin trading market exists for the Company's securities, so cashing out fractional shares in a Reverse Stock Split will permit both affiliated and unaffiliated shareholders to obtain cash for their otherwise illiquid share holdings without incurring brokerage or other transaction costs at a fair value and without affecting the market price.

      o The Company believes, based upon historical information, that it may save at least $75,000 to $150,000 per year in costs associated with being a public reporting company. However, these cost savings are not expected to be fully realized until the fiscal year ended June 30, 2004, if at all.

      o The Special Committee and the Board of Directors further concluded that, given the lack of a meaningful market for Siena's Common Stock, the Reverse Stock Split afforded shareholders a unique opportunity to receive fair value for their shares. In addition, the Special Committee and the Board believe that the Reverse Stock Split constitutes the most expeditious, efficient, cost effective and fairest method to convert the Company from a reporting company to a privately held non-reporting company in comparison to other alternatives considered by the Company.

      o To review the principal advantages of the Reverse Stock Split in greater detail, please read the discussions under "SPECIAL FACTORS -- Purpose and Reasons for the Reverse Stock Split"

WHAT ARE THE PRINCIPAL DISADVANTAGES OF THE REVERSE STOCK SPLIT?

      o Shareholders who are cashed-out completely will no longer have any ownership or voting rights in the Company and will not be able to participate in any future growth or profits that the Company may experience.

      o If the Reverse Stock Split is effected, the Company will become a private company, and there will be no opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated at this time.

      o To review the principal disadvantages of the Reverse Stock Split in greater detail, please read the discussion under "SPECIAL FACTORS - Purpose and Reasons for The Reverse Stock Split."

WHAT ARE THE TAX IMPLICATIONS OF THE REVERSE STOCK SPLIT?

      o In general, based upon existing federal income tax law, shareholders who receive cash in lieu of fractional shares of New Common Stock will be treated as receiving cash as payment in exchange for their fractional shares of New Common Stock, and they will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash. Whether gains or losses from the sale of capital assets are short-term or long-term capital gains or losses depends on the period the capital asset was held.

      o This summary is provided for general information only, and does not purport to the address all aspects of the range of possible federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not account for or consider the federal income tax consequences to shareholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws.

      o To review the tax implications of the Reverse Stock Split in greater detail, please read the information described under "SPECIAL FACTORS -- Federal Income Tax Consequences."

            THE COMPANY STRONGLY RECOMMENDS THAT SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

HOW WILL THE CERTIFICATE OF INCORPORATION BE AMENDED?

      o The Company's Certificate of Incorporation will be amended to reduce the number of authorized shares of the Company's common stock from 15,000,000 authorized shares to 30 authorized shares, which is in proportion to the ratio proposed in the Reverse Stock Split.

      o This reduction in authorized common stock has been unanimously approved by the Company's Board of Directors and is proposed to reduce the number of shares that the Company is authorized to issue in the same proportion as the Reverse Stock Split, and will not be implemented unless the shareholders also approve the Reverse Stock Split.

      o The Reduction in Authorized Common Stock Proposal is contingent on shareholder approval of the Reverse Stock Split proposal. Accordingly, if the shareholders do not approve the Reverse Stock Split, the Board of Directors will not submit the Reduction in Authorized Common Stock Proposal to a vote at the Special Meeting. If the Reverse Stock Split is not approved, the Reduction in Authorized Common Stock Proposal will be abandoned.

      o If the shareholders approve only the Reverse Stock Split Proposal, the Company will most likely nevertheless effect the Reverse Stock Split Proposal and the Company's authorized common stock will remain 15,000,000 shares.

      o The reduction in the number of authorized common shares is described below under the caption "PROPOSAL TWO -- Reduction in Authorized Common Stock."

                                 SPECIAL FACTORS

Purpose and Reasons for the Reverse Stock Split

Because the Company has more than 300 shareholders of record and its common stock is registered under Section 12(g) of the Exchange Act, the Company is required to comply with the disclosure and reporting requirements under the Act. Since shareholders are not currently realizing many of the principal benefits of public ownership, the Board determined that the increasing costs of public reporting were not warranted as Siena's status as a public company places significant financial burdens and legal risks on the Company.

As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the cost of remaining a public company in particular are expected to increase dramatically in the near future. For example, the Company's directors' and officers' insurance premiums are expected to increase upon renewal. Moreover, new legislation, such as the recently enacted the Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and the potential liabilities of being a public reporting company. This and other proposed legislation will likely increase audit fees and other costs of compliance such as attorneys' fees, and by increasing the potential liability of officers and directors will likely result in further increases in insurance premiums. In light of Siena's current size and resources, the Board does not believe that such costs are justified. Therefore, the Company's Board believes that it is in its best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

The Reverse Stock Split, the proposed purchase of fractional shares and the proposed reduction of the number of authorized shares have been unanimously approved by the Company's Board of Directors. The purpose being to take the Company private by reducing the number of shareholders of record to two, which is less than 300, thereby: perhaps most importantly, permitting unaffiliated shareholders to liquidate their shares at a fair value; allowing the Company to react more quickly to corporate opportunities; and relieving the Company of the costs associated with being a public company and the required filing of periodic reports and other documents with the SEC.

The Board of Directors believes that the Company's Common Stock has remained relatively thinly traded and has provided little liquidity for the Company's shareholders, particularly those shareholders with larger equity positions in the Company. Since Siena's shares are relatively thinly traded, it may be difficult for a significant shareholder to cash out without affecting the market price.

The Board also recognized the concerns of a large number of the Company's shareholders owning limited amounts of Siena's shares, whose liquidity is reduced because typical transaction costs for public sale of their shares in most cases represents a large percentage of the value of their holdings at current prices. The Reverse Stock Split will allow such shareholders to liquidate their holdings at a fair value without these transaction costs by receiving cash and a Contractual Right for their shares. In addition, because of the small size of the Company, the relatively thin trading market, and the limited liquidity of the Existing Common Stock, the Company has not been able to utilize the shares as a source of financing for its capital needs. For these reasons, the Company has not been able to realize the principal benefits of public ownership and since the Company's management does not expect any changes in this situation for the foreseeable future, the Board determined that the costs of remaining a public company were not warranted.

As a private company, the Company's management will be able to better focus their time and efforts on the operation of the Company's business. As a private company with two shareholders, the Company also would have the ability to react more quickly to corporate opportunities, which currently would require shareholder approvals, such as potential mergers or sales of the Company's assets. Neither the Company nor any of the proposed continuing shareholders are presently aware of any such corporate opportunities.

The Board further believes that "going private" will enhance the Company's competitive position. Most of the Company's direct competitors are privately held companies. The Company believes that it suffers a significant competitive disadvantage because it is required to disclose to the public certain information that privately held competitors are not required to disclose. This disclosure provides those competitors with considerably more information about the Company than the Company is able to obtain about such competitors.

The Board of Directors also believes that there are considerable costs and burdens to the Company in remaining a public reporting company. To comply with its obligations under the Exchange Act, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from the termination of registration of the company's common stock include: lower printing and mailing costs; reduced reporting and disclosure requirements due to the company's private status; and such as word processing costs and preparing electronic filings in the EDGAR format prescribed by the SEC. The Company also believes that there will be a significant reduction in audit and legal fees, and there will be additional savings in director and officer liability insurance once the Company is no longer subject to the reporting requirements of the Exchange Act. The Company also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. The termination of the registration of the Company's common stock is expected to effectively eliminate or at least substantially reduce many of these costs.

The Company also expects the Reverse Stock Split to substantially reduce the costs of servicing shareholder accounts. The costs of printing and mailing materials to shareholders increases for each shareholder account, regardless of the number of shares held by the shareholder. Many of the Company's shareholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings.

Based on its experience in prior years, the Company believes that overall savings of at least $75,000 to $150,000 annually may be realized by "going private." This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate. It is expected that the savings will not be fully realized until the fiscal year ending June 30, 2004. However, the Company cannot guarantee that the benefits of "going private" will be accomplished as rapidly as currently expected, or at all.

Shareholders will benefit from the Reverse Stock Split in that each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right to receive a proportionate share of the residual proceeds, if any, from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp. caused by the sale of the assisted care facility, provided that the Termination occurs on or before December 31, 2003, which the Company believes provides a substantial benefit since there is currently a relatively thin trading market.

If the Reverse Stock Split is approved and implemented using the proposed formula, the number of shareholders of record of the Company's common shares will be fewer than 300. The Company intends to terminate the registration of its common stock under the Exchange Act pursuant to Section 12 of the Exchange Act. Following the Reverse Stock Split, the decision by the Company to terminate Exchange Act registration upon implementation of the Reverse Stock Split does not require shareholder approval and will not be voted on at the Special Meeting. The Company's duty to file periodic reports with the SEC, such as quarterly and annual reports, will end once the Company has less than 300 shareholders of record.

The Company's Board of Directors on June 6, 2003 approved, subject to approval by the Company's shareholders, a proposal to effect the Reverse Stock Split and the Amendment to the Company's Certificate of Incorporation.

Adoption of the Reverse Stock Split and related Amendment are assured in view of the Chief Executive Officer's statement that he intends to cause shares controlled by him to be voted in favor of both proposals. The effect of the Reverse Stock Split will be to purchase the shares of all shareholders who own less than 500,000 shares for a price of $1.28 per share of Existing Common Stock plus a Contractual Right on a pre-split basis.

Potential Disadvantages

While the Company believes the Reverse Stock Split will result in the benefits described above and elsewhere, several disadvantages should also be noted. The ownership interest of shareholders holding less than 500,000 shares will be terminated and such shareholders will not participate in the future growth or profits, if any, of the Company. The Company will become a private company, and continuing shareholders will not have the opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated at this time.

After the Reverse Stock Split, the Company will terminate the registration of its common stock under the Exchange Act and the Company will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company's reporting obligations under the Exchange Act:

      o Less information will be required to be furnished to shareholders or to be made publicly available by the Company;

      o Various provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, will no longer apply to the Company; and

      o The reporting requirements and restrictions of the Exchange Act and, significantly, the reporting provisions of Section 16, will no longer apply to executive officers, directors and 10% shareholders of the Company.

Furthermore, shareholders of the Company receiving cash as a result of the Reverse Stock Split will be subject to federal income taxes and possibly state and other taxes, as if they had sold their shares. As a result, shareholders who receive cash due to the Reverse Stock Split may be required to pay taxes (or may recognize a capital loss) on their respective shares of Existing Common Stock. For further information, see "SPECIAL FACTORS - - Federal Income Tax Consequences."

Background

During the fourth quarter of 2002, the Company's Board of Directors had a number of informal discussions with management involving the issue of the Company continuing to keep its common stock registered under the applicable provisions of the Exchange Act or whether it would be in the best interests of the Company and its shareholders to engage in a "going private" transaction that would result in the Company's Existing Common Stock becoming eligible for termination of registration under the Act.

These discussions arose out of the directors' collective realization that the economic and regulatory climate in which the Company operates has changed dramatically over the past year or so. The Board realized that, given the very significantly depressed nature of the Dallas commercial real estate market, especially in the so-called "Dallas Telecom Corridor," that the Company would be unlikely to be able to continue to sell its real estate holdings at reasonable prices for the foreseeable future. As a result, the Company's revenues would be significantly diminished, while its operating and "carrying costs" would continue or increase.

An example of this is the history of the Company's recent negotiations with Crow Family Holdings. In February 2001, the Company completed the sale of approximately 17 acres of property to Crow Family Holdings Industrial Texas, LP. In addition, Crow Family Holdings acquired options, which expired 18 months from the original sale date, to purchase substantially all of the Company's remaining light industrial property. On February 22, 2002, the Company, at the Crow Family Holdings' request, extended the closing on the expected sale of approximately 14 acres of the Company's property until August 22, 2002. The Company received a $125,000 non-refundable deposit. On August 23, 2002, the Company was informed that Crow Family Holdings would not close on this transaction, would not request any further extensions, and would forfeit its $125,000 deposit.

During this time, Crow Family Holdings developed and constructed two light industrial buildings on its property. As of this date, and based on the Company's best information, neither of these buildings has been leased or sold and both remain vacant.

The Board has concluded that the outlook for the commercial real estate market in the Allen, Texas area has turned rather negative due to the increasingly soft and negative economic conditions, the resulting various customer project delays, and the suddenly depressed real estate market in the nearby Dallas Telecom Corridor. The collapse in stock market valuations and the loss of investor confidence has also greatly affected the overall economic outlook, especially with regard to corporate spending and corporate investment, and has led to an adverse outlook and atmosphere.

Sarbanes-Oxley Background and Effects

In response to the activities and events widely-viewed as surrounding and contributing to the well-reported corporate "scandals" involving the failures of entities such as MCI-WorldCom, Enron and Arthur Andersen, in 2002, the U.S. Congress passed, and the President signed into law, legislation commonly referred to as the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley" or the "Act"). While the intent of Congress was clear (that is, to avoid such failures and the resultant financial distress suffered by employees and investors alike), much debate has surrounded the implementation of the Act by the SEC, which is charged with promulgating and enforcing the actual regulations designed to accomplish the purpose of the Act.

Without discussing the Act in any great detail, the Company believes that it is fair to say that the regulatory changes resulting from Sarbanes-Oxley and the resultant SEC regulations now in place have added to the generally negative economic outlook by sharply increasing the financial costs and legal risks to public companies in general, and especially to smaller public companies, such as Siena, and their officers and directors. Some of these changes and the resulting costs and risks include:

      o Sarbanes-Oxley imposes new risks on officers of public companies by requiring that, among other things, the chief executive and financial officers must certify each of the company's Forms 10-K and 10-Q, and that the report fairly presents in all material respects the financial condition and results of operations of the issuer.

      o Members of audit committees also face new burdens and risks. The Act requires audit committees to be comprised solely of "independent" directors. Audit committees are also strongly "urged" to have a "financial expert" as the chair of the respective audit committee, and are required to disclose the reasons for not having at least one "financial expert."

      o The Act requires the audit committee to be directly responsible for the appointment, compensation, and oversight of a company's independent auditors, and the audit committee must also approve in advance the company's procurement of non-audit services from its independent accountants.

      o The specific costs of regulatory compliance have increased. Among other things, the SEC has expanded significantly the circumstances that necessitate the filing of a Current Report on Form 8-K, and the Sarbanes-Oxley Act substantially shortens the period for making electronic filings under Section 16 of the Securities Exchange Act.

      o As a result of all this, the cost of Directors and Officers insurance has increased sharply this year, and is likely to continue to increase substantially for the foreseeable future. Several leading insurance companies are reporting increases of 30 percent to almost 400 percent in Directors & Officers premiums. The Company's own D & O insurance actually increased approximately 44% over the past three years.

      o Independent audit costs have also increased and are likely to continue increasing. The Wall Street Journal has recently reported that accounting costs are likely to increase 15 percent to 25 percent this year, and that may be only the beginning. Among the factors driving this trend are the provisions in the Sarbanes-Oxley Act and the new SEC requirements that are causing accountants to spend more time with audit committees and working longer hours on companies' Forms 10-K and 10-Q.

The Company is already experiencing sharply increased premiums for liability insurance, as well as substantially increased expenses for both legal and auditing services.

On February 13, 2003, the Company's Board of Directors approved the formation of a Special Committee of Independent Directors to explore a "going private" transaction by means of a Reverse Stock Split.

On February 28, 2003, the Special Committee, which consists solely of independent members of the Board, engaged Charenton Advisors as its financial adviser to determine the price which would be paid in cash for the fractional shares in the Reverse Stock Split, and to provide its opinion with respect to the overall fairness of the transaction.

In deciding to undertake the "going private" transaction at this time, as opposed to other times in the Company's operating history, the Board of Directors considered a number of factors, including:

      o the cost savings that the Company could reasonably expect to realize as a result of the deregistration of its common stock, including the significantly increased costs of being a public company due to the recently enacted Sarbanes-Oxley Act and its corporate governance regulations, and the expenses relating to servicing shareholders of the Company's common stock;

      o the outlook for significant increases in the cost of directors' and officers' insurance and independent audit costs;

      o significant savings in terms of management's time, as management would no longer be required to prepare the periodic reports required of publicly traded companies or to be responsible for shareholder relations and communications;

      o the belief that the Company's shareholders are not currently realizing many of the principal benefits of public ownership, and have not benefited in any significant way from the OTC Bulletin Board trading of it's common stock, principally as a result of the relatively thin trading market for Siena's stock; and

      o the fact that the sooner the Proposal can be implemented, the sooner Siena will cease to incur the increasing costs and burdens of being a public company.

After taking into account all of the benefits and disadvantages of the Company's registration under the Exchange Act at the present time, the Board has concluded that the continued monetary and human resource expense of such registration is unjustified given the Company's inability to effectively take advantage of many of the benefits of public registration. The Board believes that it is in the Company's best interests to eliminate the administrative and financial burdens associated with being and remaining a public company. To achieve the savings from termination, the Board instructed management to implement the Reverse Stock Split and termination of registration of the shares as soon as practicable.

The principal reason for "going private" is to relieve the Company of the increased costs, burdens and detriments of remaining a public company. "Going private" mitigates the risks associated with being a public company. "Going private" eliminates the accounting, legal, and other costs associated with the obligation to file annual, quarterly, and current reports with the SEC. "Going private" also eliminates the obligation for compliance with the new requirements of the Sarbanes-Oxley Act.

Being relieved of these costs and risks would also allow Siena the additional time necessary to conduct more prudent sales of its properties. In this regard, the Company reasonably believes that the Company will retain its existing tax-loss carryforwards for use in future transactions.

The Board reasonably believes that many shareholders will welcome a "going private" transaction, because it will provide them with liquidity by allowing them to liquidate their investment for cash. Since Siena's shares are relatively thinly traded, it may be difficult for a significant shareholder to cash out without affecting the market price.

The Board recognized the concerns of a large number of the Company's shareholders owning limited amounts of Siena's shares, whose liquidity is reduced because typical transaction costs for public sale of their shares in most cases represents a large percentage of the value of their holdings at current prices. "Going private" will allow such shareholders to liquidate their holdings at a fair value without these transaction costs by receiving cash for their shares.

The Siena "going private" proposal is being made at this time because the sooner the proposal can be implemented, the sooner Siena will cease to incur the expenses and burdens of being a public company (which are only expected to increase significantly) and the sooner shareholders who are to receive cash in this transaction will receive and be able to reinvest or otherwise make use of such cash payments.

Alternatives Considered by the Board of Directors

The Board of Directors considered alternative transactions to reduce the number of shareholders and ultimately determined that the Reverse Stock Split was the preferred method. The Board of Directors considered the following alternative strategies:

      Issuer Tender Offer. The Board of Directors considered, in concept, an issuer tender offer by which the Company would offer to repurchase shares of the Company's outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of shareholders below 300, and to terminate its SEC reporting requirements. The Board was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be higher than the costs of the Reverse Stock Split, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that a significant number of shares would be tendered. Since an issuer tender offer would not necessarily meet the Company's objective of reducing the number of shareholders below 300, the Board did not address or consider potential purchase prices to be offered in an issuer tender offer.

      Purchase of shares in the open market. The Board of Directors rejected this alternative because it concluded it was unlikely that Siena could acquire shares from a sufficient number of holders to accomplish the Board's objectives.

      Sell the Company's Assets to an Outside Third Party. The Board determined that this is not a realistic option at this time. Given the rather depressed state of the Dallas Telecom Corridor real estate market, the Board believe that finding a suitable buyer or buyers for the company's properties would be difficult, and would take significant time. In all likelihood, this approach would also destroy the potential usage of the company's tax-loss carryfowards. And, while attempting to sell the Company or its assets, all of the above-mentioned increased legal and financial costs would be incurred, which would lower the company's eventual selling proceeds even further. In considering this as an alternative to the Reverse Stock Split, the Board recognized that obtaining shareholders' approval for the outright sale of the Company would have been highly unlikely given the number of shares beneficially owned by directors and officers.

      Liquidation. The Board also considered an orderly liquidation of the Company and distribution of the net proceeds. However, due to the downturn in the U.S. economy, the effects of September 11th and the overabundance of properties in the commercial real estate market, the Board determined that a liquidation of the Company was not appropriate at the present time. Furthermore, given these current economic conditions, especially in the commercial real estate sector in the area of the Company's properties, and the need to sell all of the Company's properties within a relatively short period of time in the context of a full liquidation, the Company's management estimated that it is likely that the prices that would be received for the real estate assets would be lower in a fire-sale or liquidation type of sale. In all likelihood, this approach would also destroy the potential usage of the company's tax-loss carryfowards. In considering this as an alternative to the Reverse Stock Split, the Board recognized that obtaining shareholders' approval for the liquidation of the Company would have been highly unlikely given the number of shares beneficially owned by directors and officers.

      Maintaining the Status Quo. The Board considered the alternative of taking no action. However, due to the Company's significant and increasing costs of compliance under the Exchange Act, especially in relation to the Company's overall expenses and cash flow, the Board believes that taking no action at this time is not in the best interests of the Company. The Company estimates that at least $75,000 to $150,000 of additional annual expenses may continue to be incurred if the Company continues to be a reporting Company under the Exchange Act. This estimate is based substantially on past experience, and may not necessarily be indicative of actual future expenses in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules. The Company is not able to estimate at this time the costs of full compliance with all of the recently proposed and issued rules related to the Sarbanes-Oxley Act of 2002, but expects significant increases.

The Board of Directors has determined that the Reverse Stock Split is the most expeditious and economical method of changing the Company's status from that of a reporting company to that of a non-reporting company. The Company has not sought, and has not received, any meaningful proposals for the merger or consolidation of the Company, or for the sale or other transfer of all or any substantial portion of the Company's assets, or for the securities of the Company that would enable the holder thereof to exercise control of the Company. The Board did not solicit proposals involving the merger or sale of the Company because the Board did not believe that a merger or sale of the Company would be in the best interests of the Company or its shareholders in view of current conditions in the commercial real estate market affecting the Company's properties as described under "Liquidation" above, and the Company had received no meaningful expressions of interest to acquire the Company. In view of current conditions in the commercial real estate market, the possibility that a third party would offer a fair value to the Company's shareholders was, in the view of the Board, remote.

Fairness of the Proposed Reverse Stock Split

The Board of Directors believes that the Reverse Stock Split is in the best interests of the Company and is both procedurally and substantively fair to both the affiliated and unaffiliated shareholders of the Company. In determining the fairness of the Reverse Stock Split, the Board considered a number of factors prior to the approval of the proposed transaction.

The Board, even though it was not required to do so, established a Special Committee of the Board of Directors, which consists solely of independent members of the Board of Directors. The Special Committee, even though it was not required to do so, engaged Charenton Advisors to determine the fair value of the fractional shares to be paid in cash in the Reverse Stock Split.

The Board reasonably believes that many shareholders will welcome the Reverse Stock Split transaction, because it will provide them with liquidity by allowing them to liquidate their investment for cash. Since Siena's shares are relatively thinly-traded, it may be difficult for a significant shareholder to sell without affecting the market price.

The Board also recognized the concerns of a large number of the Company's shareholders who own a limited amount of Siena's shares, and whose liquidity is reduced because typical transaction costs for public sale of their shares in most cases represents a large percentage of the value of their holdings at current prices. The Reverse Stock Split will allow such shareholders to liquidate their holdings at a fair value without these transaction costs by receiving cash for their shares.

The Board by unanimous vote on June 6, 2003, with no member of the Board of Directors dissenting or abstaining from such approval, adopted a resolution declaring the terms and conditions of the Reverse Stock Split to be advisable, and directing that a proposed amendment to the Certificate of Incorporation of the Company effecting the Reverse Stock Split and reducing the Company's authorized capital proportionately be submitted to all shareholders of the Company for consideration.

In determining the fairness of the Reverse Stock Split, and determining to approve the Reverse Stock Split and recommend that shareholders approve it, the Board of Directors considered the following material factors:

      o The small size of the Company, the relatively thin trading market and the limited liquidity of the Existing Common Stock supported the Board's decision to recommend the Reverse Stock Split. Since shareholders are not currently realizing many of the principal benefits of public ownership, the Board determined that the increasing costs of public reporting were not warranted as Siena's status as a public company places significant financial burdens and legal risks on the Company.

      o The fairness opinion and analysis of Charenton Advisors as of May 15, 2003, which reviewed several approaches to valuation. The Board relied on Charenton Advisors' analysis in making its determination that the $1.28 per share plus a Contractual Right is fair, and adopted Charenton Advisors' analysis of such factors as its own.

      o The Board's view that a liquidation of the Company at this time would likely result in an ultimate distribution to shareholders of less than the $1.28 per share of Existing Common stock valuation used in the Reverse Stock Split. The Board recognized that obtaining shareholders' approval for the liquidation of the Company would have been highly unlikely given the number of shares beneficially owned by directors and officers. See "SPECIAL FACTORS -- Alternatives Considered by the Board of Directors - Liquidation."

      o Information regarding the Company's financial condition, including the costs associated with the reporting requirements under the Exchange Act, and the increasing costs being incurred as a result of the Sarbanes-Oxley Act, which are highly significant to the Company. This information also supported the decision to proceed with the Reverse Stock Split at a one for 500,000 ratio and $1.28 valuation plus a Contractual Right by showing the Company had sufficient funds to pay cash in lieu of fractional shares in the Reverse Stock Split.

The Board further believes that "going private" will enhance the Company's competitive position. Most of the Company's direct competitors are privately held companies. The Company believes that it suffers a significant competitive disadvantage because it is required to disclose to the public certain information that privately held competitors are not required to disclose. This disclosure provides those competitors with considerably more information about the Company than the Company is able to obtain about such competitors.

The Board also considered a number of potential disadvantages to the Reverse Stock Split. Following the Reverse Stock Split, shareholders who are cashed-out will no longer have any ownership or voting rights in the Company, and will not be able to participate in any future growth or profits that the Company may experience. If the Reverse Stock Split is effected, the Company will become a private company, and there will be no opportunity for a public market for the company's securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated at this time.

Opinion of Charenton Advisors

On February 28, 2003, the Special Committee of the Board of Directors of the Company retained Charenton Advisors, a division of Charenton Realty, Inc. ("Charenton"), to render an opinion, from a financial viewpoint, on a range of proposed purchase prices for fractional shares of the Company to be acquired in the proposed going private transaction ("Opinion"). In requesting Charenton's fairness opinion, the Special Committee did not give any special instructions to Charenton or impose any limitations upon the scope of the investigations that Charenton deemed necessary to enable it to deliver its Opinion.

The Special Committee received an Opinion, dated May 15, 2003, from an outside expert, Charenton, relating to the fairness of the consideration to be offered to shareholders. The Opinion stated that the purchase price in the range of $1.27 to $1.34 per share for fractional shares of the Company's Existing Common Stock and the aliquot share of the residual proceeds received from the Termination of the Management Agreement and liquidation of Siena Housing Management Corp. following the sale of the assisted care facility estimated to be worth zero to $0.15 per share was fair from a financial point of view to the shareholders of the Company.

Charenton was selected by the Special Committee because Charenton had previously provided financial services to the Company in 1998 concerning the private placement of $2.2 million of shares of the Company. The Special Committee considered Charenton to be qualified to render an Opinion with regard to the fairness of the proposed reverse stock split by virtue of Charenton's background. The Company has not had any material relationship in the past four years with Charenton other than the engagement to render the Opinion with regard to the proposed reverse stock split and no other relationship is contemplated. The Special Committee determined the amount of consideration to be paid and requested Charenton's Opinion as to whether the proposed Reverse Stock Split and resulting purchase of fractional shares would be fair to the shareholders of the Company. Charenton was first engaged to render the Opinion February 28, 2003, and has been compensated for such Opinion in the amount of $50,000 plus reasonable out-of-pocket expenses.

Charenton's Opinion accompanies this Proxy Statement. Charenton's Opinion was based upon interviews with the Management of the Company, the real estate consultant-broker, legal counsel and tax advisor as well as a review of Audited financial statements of the Company for the years ended June 30, 1999 - June 30, 2002, Forms 10-Q and 8-K of the Company during the fiscal years 1999-2003, unaudited consolidating balance sheet and income statement dated March 31, 2003, a real estate valuation letter from Colliers International dated December 17, 2002, which was updated and confirmed in a telephone conversation on March 24, 2003, a letter and memorandum from the Chairman of the Board to the Board concerning changes in the regulatory climate and impact of the same upon the Company, a memorandum from the law firm of O'Connell & Co to management concerning the effect of the Sarbanes-Oxley law, Company-prepared spreadsheets illustrating trading in Company shares by insiders and third parties, the effect on the Company of a sale of the assisted care facility by Treemont of Texas, Inc., and the disaggregated presentation of quantity, accounting basis, and valuation of the Company's real estate.

Charenton's conclusion was that the transaction was fair. In reaching this conclusion, Charenton performed a variety of financial analyses based upon the data reviewed. Charenton gave little weight to the going concern value of the Company in view of the nature of the assets and operations of the Company. Charenton prepared a liquidation analysis adjusting the book value of certain assets to reflect values that might be realized in an orderly liquidation proceeding and assigned a weight of 50% to the liquidation method for the reason that the Company is presently in an orderly liquidation mode with Management having made a practice of liquidating assets when opportunities occurred and having indicated that the Company will continue to do so as conditions warrant. Charenton analyzed the Company as if it had been an investment company substantiated in part by the reasoned manner in which the Company has sought to liquefy its portfolio of real estate and by its stated intention to employ its tax attributes to acquire a portfolio of operating assets to replace that real estate. Charenton applied a 5.5% discount to the Company's reported net asset value after adjusting for the exercise of options, the 5.5% discount being the reported average discount accorded to closed-end mutual funds for the years 2001 and 2002. Charenton assigned a modest 15% weight to the net asset value discount for the reason the Company has historically traded at a discount to its net asset value. Charenton analyzed the premiums paid in going private transactions relative to preannouncement trading prices and assigned a 35% weight to the premium paid methodology (using going private transactions) for the reason that the Company, like most small public companies, was forced by the increased cost of doing business to consider alternatives to remaining publicly held, and it chose to go private.

In addition to its fundamental valuation analyses described above, Charenton considered the overall context and rationale for the reorganization and the alternative actions reviewed by Management and the Board of Directors. Charenton considered the likelihood that, in the absence of the Transaction, the cost of operating as a public company would force the Company to operate in a cash negative manner for the foreseeable future.

Charenton used publicly reported trading data and Management's records to determine that the Company's chief executive officer, its president, and one director together accounted for about 70% of the volume that was reported to have traded over the past two years. On the 146 days in which the shares traded between June 1, 2001, and April 7, 2003, only 15 days had volume of more than 10,001 shares while 81 days had volume of less than 1,001 shares.

Charenton gave consideration to the fact that the proposed Reverse Stock Split will enable the shareholders to liquefy their holdings without the burden of transactional costs and without affecting the market price. A copy of the Opinion is attached as Appendix B and should be read in its entirety by the shareholders of the Company.

The Special Committee and the Board of Directors all considered and gave substantial weight to Charenton's Opinion in concluding that the proposed Reverse Stock Split was fair to shareholders.

Certain Effects of Reverse Stock Split Proposal on The Company's Shareholders

Interests of Certain Persons

      1. Rights, Preferences and Limitations. There are no differences between the respective rights, preferences or limitations of the Existing Common Stock and the New Common Stock. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company's common stock before and after the Reverse Stock Split.

            Holders of fewer than 500,000 shares of Existing Common Stock will no longer have any ownership rights in the Company after the Reverse Stock Split is effected. As a result, such holders will no longer be able to participate in any future growth of the Company.

      If the Reduction of Authorized Common Stock is approved, the Company's Certificate of Incorporation will be amended to change the authorized common stock from the currently 15,000,000 authorized shares to 30 authorized shares.

      Should the Board of Directors at any time after the completion of the Reverse Stock Split issue additional shares of New Common Stock, the then current shareholders may suffer dilution of their present interests in the Company, to the extent such future issuances do not involve the then current shareholders of the Company.

2.    Financial Effect. The total number of fractional shares to be purchased is
      estimated to be approximately     at a cost of approximately $      .
      The cost of the Reverse Stock Split transaction will come from the Company's available cash balances, and, accordingly, will reduce the Company's cash balance. The Company is financing the Reverse Stock Split with its available cash balance and has not arranged for any alternative financing to consummate the transaction in the event its available cash balance is insufficient. However, the Company's largest shareholder and chief executive officer has proposed to make available to the Company in the form of a secured loan or a secured guaranty, up to $1 million of cash or credit, as the case may be, to facilitate the transition of Siena from a public company to a private company, if needed.

      The proposed Reverse Stock Split will not affect the par value of the Company's common stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company's balance sheet attributable to common stock will be reduced in proportion to the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. No other material impact on the Company's financial statements is expected.

      The Company will pay all of the expenses related to the Reverse Stock Split. The Company reasonably estimates that the expenses of the Reverse Stock Split will be as follows:

            SEC filing fees                            $     100
            Legal fees                                    75,000
            Accounting fees                               10,000
            EDGAR filing preparation fees                  8,000
            Valuation fees                                50,000
            Printing and Mailing costs                    10,000
            Transfer Agent Fees                           10,000
            Other                                          9,900
            Total                                      $ 173,000

3. Effect on Market for Shares. If the formula proposed by the Company is approved by the shareholders and the Reverse Stock Split occurs, the number of shares of New Common Stock outstanding after the Reverse Stock
      Split, if effected, will be    shares in the hands of two shareholders.
      As a result, there will effectively be no public market for the Company's shares.

      The Company has no current plans to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the best interests of the Company and its then shareholders. Persons who continue as shareholders following implementation of the Reverse Stock Split proposal will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future, unless such rights are specifically granted to such shareholder.

4. Termination of Exchange Act Registration of New Common Stock. The Reverse Stock Split Proposal will affect the public registration of the New Common Stock with the SEC under the Exchange Act, as the Company intends to terminate this registration as soon as practicable after approval of the Reverse Stock Split Proposal by the shareholders. The Company may terminate registration under the Exchange Act if the New Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the New Common Stock under the Exchange Act would substantially reduce the information, required to be prepared, mailed and furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company.

      With respect to the executive officers and directors of the Company, in the event of the intended termination of registration of the New Common Stock under the Exchange Act; executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof.

      Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

5. Beneficial Owners of Company Stock. The Reverse Stock Split will affect shareholders holding Siena stock in street name through a nominee (such as a bank or broker). Nominees may have different procedures, and shareholders holding Siena stock in street name should contact their nominees to determine how they are affected by the Reverse Stock Split.

6. Directors and Officers. The current directors and officers of the Company will remain the directors and officers of the Company immediately following the effectiveness of the Reverse Stock Split. In connection with the termination of the Company's registration and reporting obligations under the Exchange Act, the Company may reduce directors' fees and substantially reduce or eliminate its directors and officers liability insurance coverage. In such event, some or all of the existing independent directors may elect to retire or resign from the Board.

7. Reduction in Authorized Common Stock. The Amendment to the Company's Certificate of Incorporation contemplated by the Reduction in Authorized Common Stock Proposal is contingent on the approval of the Reverse Stock Split and will reduce the number of authorized shares of Common Stock from 15,000,000 shares to 30 shares. With the exception of the number of authorized shares, the terms of the common stock before and after the Reduction in Authorized Common Stock will remain the same. The reduction in the number of authorized shares is expected to result in a $5,400 reduction in the annual Delaware franchise taxes payable by the Company and is consistent with the ratio of the Reverse Stock Split.

Contractual Right

Each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right (the Contractual Right) to receive the residual proceeds from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp. caused by the sale of the assisted care facility, provided that this termination of the Management Agreement following the sale of the assisted care facility occurs on or before December 31, 2003.

In the interest of providing the full benefit of the sale to Siena's shareholders, Siena will issue to its shareholders, as part of the Transaction, the Contractual Right, which is a non-tradable right to receive on a fully-diluted, pro-rata basis the residual proceeds, if any, from the termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp. following the sale of the assisted care facility provided that this termination of the Management Agreement following the sale of the assisted care facility occurs on or before December 31, 2003.

On January 4, 2001, Siena agreed to the First Amendment to the Management Agreement with Treemont which specifies the terms for a potential sale of the Treemont facility. Siena consented that the owners of Treemont may sell the facility with absolute discretion and terminate the Management Agreement in exchange for a graduated percentage of the proceeds (as defined) from the sale of the facility.

As publicly reported, Treemont has been negotiating and has recently reached an agreement to sell the operations of the assisted care facility, of which it is the owner. If that sale occurs, then the Management Agreement between Siena and Treemont will be terminated, and Siena will be entitled to received a portion of the sale proceeds pursuant to its negotiated formula.

Siena is in no position to assess the likelihood that the sale of the assisted care facility will, in fact, be consumated. The proposed sales agreement has certain significant due diligence, financing and insurance requirements. As a result of these significant requirements, there can be no assurance that the sale transaction will, in fact, close.

It is presently estimated that the maximum distribution, if any, pursuant to the Contractual Right will be just under $1 million, or approximately $0.15 per share.

Federal Income Tax Consequences

      THE FOLLOWING DISCUSSION SUMMARIZING ALL MATERIAL FEDERAL TAX CONSEQUENCES IS BASED ON CURRENT LAW. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Summarized below are the material federal income tax consequences to Siena and its shareholders resulting from the Reverse Stock Split proposal. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary is not binding on the Internal Revenue Service. There can be no assurance and none is given that the IRS or the courts will not adopt a position that is contrary to the statements contained in this summary. This summary does not discuss all aspects of federal income taxation, which may be important to you in light of your individual circumstances, and many shareholders may be subject to additional tax rules. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences in light of your specific circumstances.

This summary also assumes that each Siena shareholder is one of the following: a citizen or resident of the United States; a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); an estate the income of which is subject to U.S. federal income taxation regardless of its sources; a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation.

In general, the receipt by a shareholder of cash in lieu of fractional shares of new common stock pursuant to the reverse stock split should, under the tax laws of the United Sates as are currently in effect, be treated as a redemption of stock and should therefore be considered to be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by
Section 302 of the Code and, depending on a shareholder's situation, will be taxed as either: (i) a sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder's tax basis for the redeemed shares; or (ii) a cash distribution which is treated: (a) first, as a taxable dividend to the extent of the Company's 2003 earnings and its accumulated earnings and profits;
(b) then, as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares. Whether gains or losses from the sale of capital assets are short-term or long-term capital gains or losses depends on the period the capital asset was held.

The proposed Reverse Stock Split and related Amendment to the Certificate of Incorporation will have no federal income tax consequences for the Company.

PROPOSAL NO. 1 REVERSE STOCK SPLIT

General

The Board of Directors has unanimously adopted a resolution approving, and recommending to shareholders for approval an amendment to the Company's Certificate of Incorporation to effect the proposed one for 500,000 Reverse Stock Split of its issued and outstanding common stock. The form of amendment is attached hereto as Appendix A.

If the shareholders approve the Reverse Stock Split, the Company intends to file the amendment to the Company's Certificate of Incorporation with the Secretary of State of Delaware (the "Secretary of State"). The Reverse Stock Split will become effective on the date the amendment is filed with the Secretary of State, or such later date as is specified in the filing. The Company expects the amendment to become effective as soon as practicable following the Special Meeting. If approved, the Reverse Stock Split will be implemented even if shareholders do not approve Proposal No. 2 Reduction in Authorized Common Stock.

The Company had 6,000,000 shares of common stock outstanding as of the Record Date. If the Reverse Stock Split is approved and implemented, each share of Existing Common Stock will automatically be reclassified into .000002 of a fully paid and non-assessable share of New Common Stock without any further action on the part of the shareholders. Assuming no change in the number of outstanding shares from the Record Date, if the Reverse Stock Split is approved, the currently outstanding shares of Existing Common Stock will be converted into approximately shares of New Common Stock. The Company estimates that
approximately $     will be paid in cash in lieu of fractional shares.

Each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right to receive a proportionate share of the residual proceeds, if any, from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp., provided that the Termination occurs on or before December 31, 2003.

Exchange of Certificates and Payment of Fractional Shares

If the shareholders approve the Reverse Stock Split and the Amendment to the Certificate of Incorporation, the Company will file the Amendment with the Secretary of State. The Reverse Stock Split will become effective on the date the Certificate of Amendment is issued by the Secretary of State (the "Effective Date"), or such later date as is specified in the filing.

As soon as practicable after the Effective Date, each holder of an outstanding certificate theretofore representing Existing Common Stock will receive from as the Company's transfer agent (the "Exchange Agent") instructions for the surrender of such certificate to the Exchange Agent. The instructions will include a Letter of Transmittal to be completed and returned to the Exchange Agent with such certificate. As soon as practicable after the surrender to the Exchange Agent of any certificate which represented shares of Existing Common Stock, together with a duly executed Letter of Transmittal and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificates have been issued, (i) certificates registered in the name of such person representing the number of full shares of New Common Stock into which the shares of Existing Common Stock represented by the surrendered certificate shall have been reclassified, and/or (ii) cash for fractional shares.

For the purpose of determining ownership of Existing Common Stock at the Effective Date, shares will be considered to be held by the person in whose name those shares are registered. No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to the approval of the Reverse Stock Split represented any shares of Existing Common Stock, except that if any certificates for New Common Stock are to be issued in a name other than that in which the certificates for shares of Existing Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance pay to the Company any transfer taxes payable by reason thereof (or prior transfer of such surrendered certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, and (ii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No certificates or scrip representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Instead, each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right (the Contractual Right) to receive the residual proceeds from the Termination of the Management Agreement facility and the resulting liquidation of Siena Housing Management Corp. caused by the sale of the assisted care facility provided that this Termination of the Management Agreement following the sale of the assisted care facility occurs on or before December 31, 2003. Surrendering shareholders will not receive interest on their cash payments.

Vote Required

Approval of the Reverse Stock Split will require approval by a majority of the shares of Existing Common Stock that were outstanding on the Record Date. Accordingly, the Reverse Stock Split will be approved if at least 3,000,001 shares of Existing Common Stock, or one vote more than 50% of the 6,000,000 outstanding shares of Existing Common Stock are voted in favor of the Reverse Stock Split.

Voting Procedures And Revocability Of Proxies

The only shareholders entitled to vote at the Special Meeting are the holders of record at the close of business on the Record Date. On the Record Date there were 6,000,000 outstanding shares of Existing Common Stock. Each outstanding share of Existing Common Stock is entitled to one vote on each matter to come before the Special Meeting.

The accompanying proxy card is designed to permit each shareholder of record on the Record Date to vote on the proposals described in this Proxy Statement. The proxy card provides space for a shareholder to vote for or against any proposal to be considered at the Special Meeting or abstain from voting on any proposal if the shareholder chooses to do so. The Reverse Stock Split and the Amendment to the Company's Certificate of Incorporation require the affirmative vote of holders of a majority of the outstanding shares of Existing Common Stock as of the Record Date.

The holders of a majority of the outstanding shares of Existing Common Stock present, in person or by proxy, and entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. If a quorum should not be present, the Special Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker nonvotes are considered for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker nonvotes will have the effect of a vote against the Reverse Stock Split and the related Amendment to the Company's Certificate of Incorporation. Shareholders are urged to sign the accompanying form of proxy and return it promptly.

When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by proxies designated on the proxy card in accordance with the shareholder's instructions.

If a signed proxy card is returned and the shareholder has made no specifications with respect to voting matters, the shares will be voted in favor of all the proposals described in this Proxy Statement and, at the discretion of the designated proxies, on any other matter that may properly come before the Special Meeting or any adjournment. The Company does not know of any business that will be presented for consideration at the Special Meeting other than the Reverse Stock Split and related Amendment to the Company's Certificate of Incorporation. However, if any other business should come before the Special Meeting, it is the intention of the designated proxies to vote on any such business in accordance with the recommendation of management.

Any shareholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by (i) notifying the Secretary of the Company in writing at the Company's principal executive office, (ii) executing and delivering a subsequent proxy or (iii) personally appearing at the Special Meeting and voting in person. However, no revocation shall be effective unless and until notice of such revocation has been received by the Company at or prior to the Special Meeting.

APPRAISAL RIGHTS AND DISSENTER'S RIGHTS

No appraisal or dissenters' rights are available under Delaware law to shareholders who dissent from the Reverse Stock Split. There may exist other rights or actions under Delaware Law or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the Reverse Stock Split. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                SHAREHOLDERS VOTE "FOR" THE REVERSE STOCK SPLIT.

PROPOSAL NO. 2 REDUCTION IN AUTHORIZED COMMON STOCK

General

If the Reverse Stock Split Proposal is approved by shareholders at the Special Meeting, the Board of Directors has authorized and recommends for your approval a proposal to reduce the total number of shares of common stock which the Company shall have authority to issue from 15,000,000 to 30 shares.

The purpose of the proposed reduction in the number of shares of common stock that the Company is authorized to issue is to reduce the amount of Delaware franchise tax that the Company now pays and to keep the number of authorized but unissued shares proportionally similar to the number of issued shares following the Reverse Stock Split. The Company estimates that the reduction in the number of authorized shares will reduce the Company's annual Delaware franchise tax by $5,400.

With the exception of the number of authorized shares, the terms of the common stock before and after the proposed amendment will remain the same.

If the Reverse Stock Split Proposal and the Reduction in Authorized Common Stock are both approved, the reduction will take place on the date of filing with the Secretary of State of Delaware of a Certificate of Amendment unless the Company specifies otherwise. In order to effect the proposed reduction in the number of authorized shares of capital stock, a majority of the shareholders entitled to vote at the Special Meeting must approve this Amendment to the Company's Certificate of Incorporation. The proposed Amendment is attached to this Proxy Statement as Appendix A.

Vote Required

Approval of the Reduction in Authorized Common Stock will require approval by a majority of the shares of Existing Common Stock that were outstanding on the Record Date. Accordingly, the Reduction in Authorized Common Stock will be approved if at least 3,000,001 shares of Existing Common Stock, or one vote more than 50% of the 6,000,000 outstanding shares of Existing Common Stock, are voted in favor of the Reduction in Authorized Common Stock. This proposal is contingent upon shareholder approval of Proposal No. 1 Reverse Stock Split.

Voting Procedures and Revocability of Proxies

The voting procedures and revocability of proxies are the same as those discussed above under "PROPOSAL ONE Reverse Stock Split - -Voting Procedures and Revocability of Proxies."

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE REDUCTION IN AUTHORIZED COMMON STOCK AND THE RELATED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                     INFORMATION ABOUT SIENA HOLDINGS, INC.

General

Siena Holdings, Inc. was incorporated in Delaware in 1960, as Lomas Financial Corporation. The Company is primarily engaged in two businesses through its wholly-owned subsidiaries: assisted care facility management through Siena Housing Management Corp. and real estate development through LLG Lands, Inc. The Company's principal executive offices are located at 5068 West Plano Parkway, Suite 300 in Plano, Texas 75093.

Additional information regarding the Company is available in our Annual Report to Shareholders on Form 10-K for the fiscal year ended June 30, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

Description of Common Stock

The Company's authorized common stock currently consists of 15,000,000 shares of common stock, .10 par value. After the Reverse Stock Split, the par value of the common stock will remain the same, and after the Reduction in Authorized Common Stock authorized shares will be reduced to 30 shares. As of the Record Date, 6,000,000 shares of the Company's common stock were issued and outstanding. The number of shares of common stock outstanding after the Reverse Stock Split will be 7. Holders of the Company's common stock are entitled, and will continue to be entitled after the Reverse Stock Split to one vote per share on all matters requiring a vote of shareholders, including the election of directors.

Current Directors and Executive Officers

The following table sets forth the name, age and business information for the executive officers and directors of the Company. The address for each person named in the table is in care of Siena Holdings, Inc. 5068 West Plano Parkway, Suite 300, Plano, Texas 75093.

      Current Directors

      John P. Kneafsey has served as Chief Executive Officer, a director and Chairman of the Board of Directors of Siena Holdings, Inc. since October 1996. Mr. Kneafsey has served as President of Pathfinder Advisory Services, Inc. since 1997. Prior to that, Mr. Kneafsey served as Senior Vice President-Investments with Prudential Securities, Inc. from 1980 to 1997. Age 56.

      Erik M. Bodow has served as a director of Siena Holdings, Inc. since March 1997. Mr. Bodow currently serves as Chief Administrative Officer of GEM Capital Management, Inc. since 1998. Mr Bodow served as Senior Vice President of Sagner/Marks from 1992 to 1998. Mr. Bodow has also served as Vice President of First National Bank of Chicago from 1985 to 1992. Age 60.

      James D. Kemp has served as a director of Siena Holdings, Inc. since March 1997. Mr. Kemp has, since 1997, been the Principal of Antaean Solutions, LLC. Mr. Kemp served as President and Chief Executive Officer of The Trust Company, N.A. from 1996 to 1997. Mr. Kemp served as President and Chief Executive Officer of Kemp Consulting, Inc. from 1992 to 1997. Mr. Kemp has also served as President of Ameritrust Texas, N.A. from 1980 to 1992. Age 56.

      Matthew S. Metcalfe has served as a director of Siena Holdings, Inc. since March 1997. Mr. Metcalfe currently serves as Chairman and President of Airland Corporation. Mr. Metcalfe is Director Emeritus of Amsouth Bancorporation. Mr. Metcalfe serves as Member of the State of Alabama Oil and Gas Board. Mr. Metcalfe also serves as Chairman of the Mobile Airport Authority. Age 72.

      Frank B. Ryan has served as a director of Siena Holdings, Inc.since March 1997. Mr. Ryan served as Vice President and Faculty Member at Rice University from 1990 to 1996. Mr Ryan served as a director of Danielson Holding Corporation from 1990 to 2002. Mr. Ryan served as a director of Texas Micro, Inc. from 1995 to 2000. Mr. Ryan has also served as a director of America West Airlines, Inc. from 1995 to 1999. Age 66.

      Executive Officers

      John P. Kneafsey has served as Chief Executive Officer of Siena Holdings, Inc. since 1997. See information under "Directors" above.

      W. Joseph Dryer has served as President and Chief Accounting Officer of Siena Holdings, Inc. since October 1996. Mr. Dryer served as Senior Vice President since 1995. Mr. Dryer served as President and Director of Russian River Energy Co. from 1992 to 1994. Mr. Dryer serves as President and Director of Geothermal Resources International, Inc. since 1994. Mr. Dryer also serves as President of Worldcorp, Inc. since May 2000. Age 48.

Ownership of Voting Securities of the Company

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2003 by each person known to the Company to beneficially own more than 5% of our outstanding common stock, by each director and by all officers and directors as a group. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power" which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A separate table sets forth certain information about securities issuable under Siena Holdings, Inc.'s equity compensation plans as of March 31, 2002.

Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares. Except as indicated below, the address for each person named in the table is in care of Siena Holdings, Inc. 5068 West Plano Parkway, Suite 300, Plano, Texas 75093.

                 Name of                                            Percent
            Beneficial Owner                         Shares         Of Class
         -----------------------                   ----------     ------------

         John P. Kneafsey(1)                        3,165,699       52.76%
         Credit Suisse, First(2)                      955,248       15.90%
         Boston Corporation
         W. Joseph Dryer(3)                            85,100        1.40%
         Erik M. Bodow(4)                               1,000         --
         Matthew S. Metcalfe(5)                        32,675        0.54%

         All Officers and Directors as a Group      3,284,474       54.74%

----------
  (1)   Mr. Kneafsey is the Chairman and Chief Executive Officer of the
            Company.

  (2) The address of Credit Suisse, First Boston is 11 Madison Avenue, New York, NY 10010.

  (3)   Mr. Dryer is the President and Chief Accounting Officer of the
            Company.

  (4)   Mr. Bodow is a Director of the Company.

  (5)   Mr. Metcalfe is a Director of the Company.

THE 6,000,000 SHARES OF THE EXISTING COMMON STOCK ARE RESTRICTED IF THE EFFECT OF A TRANSFER WOULD RESULT IN AN OWNERSHIP INCREASE TO 4.5 PERCENT OR ABOVE OF THE TOTAL OUTSTANDING SHARES OR FROM 4.5 PERCENT TO A GREATER PERCENTAGE OF THE TOTAL OUSTANDING SHARES, WITHOUT PRIOR APPROVAL BY THE BOARD OF DIRECTORS AS DESCRIBED IN THE RESTATED CERTIFICATE OF INCORPORATION.

Set forth in the table below is certain information about securities issuable under Siena Holdings, Inc.'s equity compensation plans as of June 30, 2002.

                                                                                      Number of securities
                                             Number of             Weighted-         remaining available for
                                          securities to be         average            future issuance under
          Plan Category                     issued upon         exercise price      equity compensation plans
                                            exercise of               of              (excluding securities
                                        outstanding options   outstanding options      reflected in column
                                                                                               (a)
-------------------------------------------------------------------------------------------------------------
                                               (a)                    (b)                      (c)
Equity compensation plans approved
by security holders                          200,000                $ 0.92                      0

Equity compensation plans not
approved by security holders                 434,750                $ 0.92                      0
-------------------------------------------------------------------------------------------------------------
                Total                        634,750                $ 0.92                      0

Under the 1997 Stock Option Plan, options may be granted covering up to 634,750 shares of common stock. The plan granted the officers options to purchase an aggregate of 434,750 shares of common stock, and granted the directors options to purchase a total of 200,000 shares of common stock.

The options have an exercise price of $0.92 per common share, and vest in five equal installments beginning on the date of grant. As of March 31, 2003, the stock options are 100% vested.

Price Range of Common Stock

Siena Holdings' common stock, with a trading symbol of SIEN, is traded in the over the counter market. During the last three fiscal years, the high and low prices have been:

                       Year Ended           Year Ended          Year Ended
                      June 30, 2003        June 30, 2002       June 30, 2001
                      --------------       --------------      --------------
                      High      Low        High      Low       High      Low
-----------------------------------------------------------------------------
First Quarter         1.80      1.22       1.41      1.16      1.59      1.03
-----------------------------------------------------------------------------
Second Quarter        1.55      0.76       1.46      1.18      1.63      1.19
-----------------------------------------------------------------------------
Third Quarter         1.25      1.05       1.60      1.22      1.50      1.19
-----------------------------------------------------------------------------
Fourth Quarter*       1.30      1.03       1.48      1.22      1.50      1.07
-----------------------------------------------------------------------------

      *     NOTE: Through April 30, 2003

The Company has never paid cash dividends on its Common Stock.

The Company, as of March 31, 2003, June 30, 2002, and June 30, 2001, had 1,000,000 shares of $1.00 par value preferred stock authorized, with 0 share issued and outstanding.

                         PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of mail, officers and directors of the Company may solicit proxies by telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of Existing Common Stock.

                            PROPOSALS OF SHAREHOLDERS

In the event the Reverse Stock Split is not effected, any proposal which a shareholder wishes to have presented at the next meeting of shareholders of the Company and included in the Company's Proxy Statement to be used in connection with such meeting must be received at the main office of the Company, 5068 W. Plano Parkway, Suite 300, Plano, Texas 75093, on or before September 1, 2003, in order to be included in the Company's Proxy Statement and form of proxy for such meeting. If such proposal complies with all requirements of Rule 14a-8 of the Exchange Act, as amended, it will be included in the Proxy Statement and set forth on the form of proxy issued for the Annual Meeting of Shareholders. It is urged that any such proposals be sent by certified mail, return receipt. No such proposals were received before the release date of this Proxy Statement.

                                  OTHER MATTERS

As of the date of this Proxy Statement, the only business which the management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and certain employees of the Company who will not be specially compensated for such solicitation.

              FINANCIAL INFORMATION AND INCORPORATION BY REFERENCE

The following documents accompanying this Proxy Statement are incorporated by reference herein:

      o The Company's Annual Report on Form 10-K for fiscal year ended June 30, 2002, including audited financial information;

      o The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including the interim financial information;

      o     The Company's Filing on Form 8-K dated February 12, 2003;

      o     The Company's Filing on Form 8-K dated February 12, 2003;

      o     The Company's Filing on Form 8-K dated February 14, 2003;

      o     The Company's Filing on Form 8-K dated March 23, 2003, and

      o     The Company's Filing on Form 8-K dated May 9, 2003.

Copies of these reports are also available at the SEC's website
(http://www.sec.gov). The Company's SEC file number is 001-06868.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this Proxy Statement. The forward-looking statements are made as of the date of this Proxy Statement and the Company undertakes no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf of, the Company in this Proxy Statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See "Available Information."

                              AVAILABLE INFORMATION

The Company is subject to the information requirements of the Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC's Internet Website (http://www.sec.gov).

                       By order of the Board of Directors


                       /s/ W. Joseph Dryer, President

June 17, 2003

                              SIENA HOLDINGS, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
    THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON ________________, 20__

The undersigned hereby appoint John P. Kneafsey and W. Joseph Dryer, proxies of the undersigned, with power of substitution and resubstitution, to vote all of the shares of common stock of Siena Holdings, Inc. (the "Company") that the undersigned may be entitled to vote at the Special Meeting of shareholders to be
held at the Hotel DuPont, Wilmington, Delaware on     , 2003 at   a.m., and any
adjournment thereof, as follows:

PROPOSAL    To adopt a Reverse Stock Split of the Company's Existing Common
ONE:        Stock that would result in the shareholders receiving one share of
            New Common Stock in exchange for every 500,000 shares of our Existing Common Stock that they currently own. The Reverse Stock
            Split and related cash purchase by the Company of fractional shares resulting from the Reverse Stock Split is proposed to take the Company private. Each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual
            Right to receive a proportionate share of the residual proceeds, if any, from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp, provided that the Termination occurs on or before December 31, 2003.

      The Board of Directors unanimously recommends that shareholders vote "FOR" the Reverse Stock Split.

                      |_| FOR    |_| AGAINST    |_| ABSTAIN

PROPOSAL    To adopt an Amendment to the Company's Certificate of Incorporation
TWO:        to reduce the Company's authorized common stock from 15,000,000 authorized shares to 30 authorized shares, which is in proportion to the Reverse Stock Split.

      The Board of Directors unanimously recommends that shareholders vote "FOR" the Reduction in Authorized Common Stock and the related Amendment to the Company's Certificate of Incorporation.

                      |_| FOR    |_| AGAINST    |_| ABSTAIN

The proxy is authorized to transact such other business as may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. THE PROXY MAY VOTE IN HIS DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

NOTE: Signatures should correspond exactly with the name or names appearing on the stock certificate(s). If shares are registered in more than one name, all holders must sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such. If a partnership, please sign in the partnership name by an authorized person.


-----------------------------------------
Name(s) of Shareholder(s)


                                                                          , 2003
-----------------------------------------         ------------------------------
Signature(s) of Shareholder(s)                    Dated

             Please mark, sign, date and return this proxy promptly,
                          using the enclosed envelope.

                              No postage necessary.

                     Please Return Proxy As Soon As Possible

                                   Appendix A

                              Form of Amendment to
                          Certificate of Incorporation
                          to Effect Reverse Stock Split

Article The Certificate of Incorporation is hereby amended to read in its entirety as follows:

      : Effective at 6:00 p.m. Wilmington, Delaware time on the date of filing (the "Effective Time") of the Certificate of Amendment reflecting this amendment with the Delaware Secretary of State, every Five Hundred Thousand (500,000) outstanding shares of common stock of the Corporation will be combined into and automatically become one (1) outstanding share of common stock of the Corporation, and the total number of authorized shares of common stock of the Corporation shall be reduced automatically to Thirty (30). The par value of the Common Stock shall not be changed hereby and shall remain $.10 per share, as set forth in the Certificate of Incorporation as in effect prior to the filing of this Certificate of Amendment. The Corporation shall not issue fractional shares on account of the foregoing Reverse Stock Split; all shares that are held by a shareholder as of the effective date hereof shall be aggregated and each fractional share resulting from the Reverse Stock Split after giving effect to such aggregation shall be canceled. In lieu of any interest in a fractional share to which a shareholder would otherwise be entitled as a result of such Reverse Stock Split, each shareholder owning less than 500,000 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $1.28 plus a Contractual Right to receive a proportionate share of the residual proceeds, if any, from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp., provided that the Termination occurs on or before December 31, 2003.

As of the Effective Time, the total number of shares, which the Corporation shall have the authority to issue, is Thirty (30). The par value of such shares is ten cents ($.10). All such shares are of one class and all are shares of common stock.

                                   Appendix B

                                                              CHARENTON ADVISORS
                                                                   A DIVISION OF
                                                          CHARENTON REALTY, INC.
                                                                         BOX 533
                                                       SCARSDALE, NEW YORK 10583

                                  May 15, 2003

Board Of Directors
Siena Holdings, Inc.
5068 West Plano Parkway
Suite 300
Plano, TX 75093

Re: Fairness Opinion Relative To A Proposed Going Private Transaction

Gentlemen:

The Board of Directors of Siena Holdings, Inc. ("Siena" or the "Company") has retained Charenton Advisors, a division of Charenton Realty, Inc. ("Charenton"), in its capacity as a financial valuation and consulting firm, to render its opinion, from a financial viewpoint, as to a range of fair values of the fractional shares of the Company to be acquired in a proposed going private transaction presently contemplated to be structured as a reverse split (the "Transaction"). This opinion is based upon financial information through March 31, 2003.

Charenton and its principals have no present or contemplated future interest in Siena or the conclusion of the proposed Transaction. Charenton and its principals in the past have provided advisory and other services to the Company and its predecessor, which services are more fully described in Exhibit A hereto. Neither Charenton nor its principals have any bias or conflict that could cause a question as to their independence or objectivity. Compensation paid to Charenton for this opinion is in no way contingent upon the consummation of the proposed Transaction.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

o A review of the businesses, assets, liabilities, and tax attributes that are owned or incurred by Siena;

o A review of recent going private transactions for comparable companies to Siena in size;

o A review of recent going private transactions for comparable companies to Siena in business;

o     A review of the investment characteristics of the common stock of Siena;

o A review of the terms of certain aborted divestitures of a business and real property owned by Siena; and,

o An evaluation of other factors as were considered necessary to render this opinion.

DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Charenton reviewed the documents cited in Exhibit B pertaining to Siena and the proposed Transaction. Additionally, Charenton conducted numerous interviews of Siena's management, real estate consultant-broker, legal counsel, and tax advisor, all of whom have functioned as a team for over five years.

THE PROPOSED TRANSACTION

As presently contemplated, the Transaction will be structured as a 1:500,000 share reverse split of the common stock of the Company, following which fractional shares of the Company's stock will be retired for (a) cash at a price to be set by the Special Committee of the Board of Directors of the Company plus
(b) a Contractual Right (as such term is later defined) to receive a proportionate share of the residual proceeds, if any, from the possible sale of the underlying business of Siena Housing Management, Inc. According to the records of the Company, only its two largest shareholders from before the Transaction will be shareholders after the Transaction. The ownership of Mr. Kneafsey will increase from 53% to 86% and the interest of Credit Suisse First Boston will decrease from 16% to 14%. The remaining shares will be fractionalized and retired in the manner described.

MAJOR CONSIDERATIONS

Siena is a publicly traded company that through LLG Lands, Inc., owns, improves, and sells real estate in Allen, Texas, and through Siena Housing Management, Inc., administers and operates an assisted care facility in Houston, Texas. The only corporate-level assets of Siena are working capital (principally cash) of $5.5 million and investments in subsidiaries. Additionally, Siena has tax loss carryforwards of $119.1 million at the parent level and $149.9 in various subsidiaries. Numerous factors were considered in the overall review of the proposed transaction. The review process included considerations regarding Siena, its subsidiaries, market factors, and the proposed Transaction. The major considerations are as follows:

Siena Holdings, Inc.

      o The availability of tax loss carryforwards to shelter taxes arising from future asset sales and acquisitions;

      o The inability of Siena to monetize its tax loss carryforwards through a sale due to limitations on usability following a change of control;

      o The inability of Siena to utilize its tax loss carryforwards beyond sheltering internally generated profits;

      o The inability of Siena to borrow money at favorable rates in the absence of credit support;

      o     The two previous chapter 11 reorganizations of Siena;

      o The absolute and increasing cost of conducting its affairs as a public company; and

      o The prospect that Siena will generate insufficient cash flow to cover its expenses.

LLG Lands, Inc.

      o     The fundamentally attractive nature of its real estate portfolio;

      o     The depressed market for commercial real estate in Allen, Texas;

      o The expiration of an option to purchase the Company's real estate by a major national real estate developer with strong roots in the suburban-Dallas market; and

      o The prospect of having to incur the costs of rezoning the properties and maintaining a Texas presence while waiting for the market to turn.

Siena Housing Management, Inc.

      o The possibility that a presently interested buyer could acquire the assisted care facility and generate for Siena residual sale proceeds of almost $1.0 million;

      o The complete lack of ownership control by Siena over the operations or direction of the assisted care facility;

      o The increasing cost of operating an assisted care facility (for example, the cost of liability insurance); and

      o     The cost of insuring against future tort claims.

Market Factors

      o     The lack of liquidity in the market for Siena shares;

      o     That two shareholders own 67% of the shares;

      o That one of those shareholders, Siena's Chief Executive Officer, historically has been the major buyer for the shares; and

      o That the market has never cleared a major block of shares in the absence of that major buyer.

The Proposed Transaction

      o The range of prices to be paid for the fractional shares to be cashed out in the Transaction;

      o The terms of the Contractual Right (as defined later herein) to receive the residual distribution, if any, from the sale of the assisted care facility; and

      o The fair treatment of the retained investment of the two shareholders that were not cashed out in the Transaction.

RELIANCE ON THIRD PARTIES

In performing its analysis, Charenton has relied on a range of estimates of the value of the Company's real estate assets that were provided by John C. ("Buzz") Franklin, a real estate consultant and broker with Colliers International, to Siena and subsequently confirmed to Charenton by Mr. Franklin (the "Real Estate Valuation"). While Charenton is in no position independently to verify the Real Estate Valuation, Charenton is satisfied that:

      o     Mr. Franklin has successfully represented Siena for over 10 years;

      o In a small real estate market such as Allen, Texas, the potential risks associated with introducing a second real estate broker to the Company's real estate portfolio outweigh the potential benefits of obtaining a second Real Estate Valuation;

      o There is a higher degree of integrity in a range of values, such as provided by Mr. Franklin, than in a single composite value; and

      o News items and broken deals for parcels of the Company's real estate corroborate Mr. Franklins's assessment that the real estate market in Allen, Texas, is presently depressed.

In performing its analysis Charenton also relied on the advice provided to Siena by its tax advisor, Mark Cason, as to the consequences of a change of control on the Company's tax loss carryforwards and on the Company's management as to the nature of the Company's contractual relationship with Treemont of Texas, Inc., the owner of the assisted care facility in Houston, Texas (hereafter "Treemont").

OVERVIEW OF FAIRNESS ANALYSIS

The preparation of an opinion as to a range of fair values is a complex process involving subjective judgments and should not be interpreted based upon partial analyses. In connection with rendering its opinion, Charenton has performed a variety of financial analyses, based on data and opinion provided by the Company and others, which are summarized below. Charenton believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion.

Issuance Of Contractual Right To Receive The Residual Proceeds From The Termination Of The Management Agreement Caused By The Sale Of The Assisted Care Facility

As publicly reported, Treemont has been negotiating and has recently reached an agreement to sell the operations of the assisted care facility, of which it is the owner. If that sale occurs, then the Management Agreement between Siena and Treemont (the "Management Agreement") will be terminated and Siena will be entitled to receive a por-tion of the sale proceeds pursuant to a negotiated formula. However, if such a sale is not consummated, then Treemont and the Company have discussed the possibility of shutting down the nursing home portion of the business. In any event, Siena has considered purchasing "tail" insurance to prolong coverage of potential liabilities arising from the nursing home business, and in that connection Siena has received an indication of a quote of $800,000 from its insurance broker.

Siena is in no position to assess the likelihood that the sale of the assisted care facility will be consummated. Accordingly, in the interest of providing the full benefit of the sale to Siena's shareholders, Siena will issue to its shareholders as part of the Transaction the Contractual Right (as defined immediately below) to receive their aliquot shares of the residual proceeds from the termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp. following the sale of the assisted care facility (the "Contractual Right"), provided that the termination of the Management Agreement following the sale of the assisted care facility occurs on or before December 31, 2003. The residual proceeds will be determined by the application of a sharing arrangement between Treemont and Siena, following which Siena will deduct from its share of the residual proceeds certain costs, the most significant of which is anticipated to be the cost of purchasing the aforesaid "tail" insurance. It is presently estimated that the maximum distribution, if any, pursuant to the Contractual Right will be just under $1.0 million.

Liquidation Method Of Valuation

Charenton prepared a liquidation analysis to arrive at a range of values that might be available to the common shareholders of the Company assuming: (1) a sale of the Company's assets on an orderly basis, (2) the payment of outstanding liabilities and other claims, and (3) the distribution of any net proceeds therefrom to the holders of its common stock. It should be noted that Charenton's liquidation analysis did not include a valuation of the potential net value to Siena resulting from its share of the proceeds from the sale of the assisted care facility; if the sale is consummated, then all of those residual proceeds will be distributed to Siena's shareholders.

Charenton's starting point for the liquidation analysis was the Company's March 31, 2003, balance sheet, which was the most current available financial statement. Charenton then adjusted the book value of certain assets to reflect values that might be realized in an orderly liquidation proceeding and set up reserves for the anticipated cost of liquidating the Company. In making these adjustments, Charenton considered the estimates of management and third party experts as to certain asset values and expenses. Certain assumptions and conclusions respectively underlying and resulting from the liquidation analysis are summarized as follows:

      o Real Estate: The real estate portfolio was valued on the basis of certain low case and high case square foot valuation measures that varied according to zoning, in the manner suggested by Colliers International, the Company's longstanding real estate consultant and broker, producing a range of values from $5.5 million to $6.3 million.

      o Assisted Care: The assisted care operation was valued on the basis of discounted cash flow from Treemont, Inc., net of direct and associated corporate expenses, producing de minimus values.

      o Parent Corporation: The parent corporation was valued on the basis of its net working capital, plus options exercise proceeds, minus discounted operating expenses, minus non-current liabilities, producing a value of $3.8 million.

      o Timing: It was assumed that the real estate portfolio would be liquidated in 12 months, that the duration of cash flow from assisted care in the low case and high case, respectively, would be 12 and 24 months, that the corporate parent would be liquidated over 24 months, and that all future occurring items were present valued at 15% per annum.

      o Illiquidity Discount: An illiquidity discount of 15% was applied to the result, producing a range of liquidation values from $8.0 million to $8.7 million, or $1.20 to $1.30 per share.

Net Asset Value Method Of Valuation

In view of Siena's highly liquid balance sheet and the portfolio nature of its primary illiquid asset, real estate, Charenton analyzed Siena as if it had been an investment company; structurally, a closed-end fund. This is substantiated in part by the reasoned manner in which Siena has sought to liquefy its portfolio of real estate and by its stated intention to employ its tax attributes to acquire a portfolio of operating assets to replace that real estate. Accordingly, Charenton applied a 5.5% discount to the Company's reported net asset value after adjusting for the exercise of options, the 5.5% discount being the reported average discount accorded to closed-end mutual funds for the years 2001 and 2002(1). This produced a value of $8.9 million, or $1.33 per share.

Premium Paid Method Of Valuation - Going Private Transactions

Charenton analyzed premiums paid in going private transactions relative to pre-announcement trading prices. This analysis examines the differences between the offer price and the target's market price at three distinct points in time. This analysis is based upon information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases, and other sources. Charenton assembled a 44-company universe of going private transactions that were announced between the fourth quarter of 2001 and the first quarter of 2003, where the value of the securities to be acquired (the "Retired Equity Value") was under $20.0 million. Charenton then filtered the initial large sample into two smaller samples:

      A 20-company control sample(2) that involved all transactions that had Retired Equity Value of between $1.5 million and $20.0 million; and

----------
(1) Wachovia Securities: Closed-end Funds Performance; Total Return For The Periods Ended December 31, 2002.

(2) Genesee Corp., Century Builders Group, Inc., The Judge Group, Inc., Oriole Homes Corp., Marlton Technologies, Inc., Chesapeake Financial Services, Inc., Interstate National Dealer Services, Inc., National Home Centers, Inc., Deltona Corporation, Interfoods of America, Inc., Ugly Duckling Corp., The Rottlund Co., Inc., Paris Corp., Westminster Capital, Inc., Disc Graphics, Inc.,

      An 8-company working sample(3) that met the following characteristics: (a) Retired Equity Value of between $1.5 million and $20.0 million and (b) principal business of or related to real estate (5 companies involved in real estate ownership, construction, home building, and building supplies), assisted care facilities (1 company), and portfolios of diversified operations (1 company) or financial instruments (1 company). Coincidentally, half of this sample had tax loss carryforwards of over $5.0 million.

The 8-company working sample yielded mean premiums of the final deal price over the closing prices 1 day, 1 week, and 4 weeks prior to the initial announcement of, respectively, 29%, 32%, and 35%. This compared favorably with the central cluster of 14 companies (the "bell" in a bell curve)(4) within the 20-company sample, which produced premiums of 30%, 32%, and 31% over the closing prices 1 day, 1 week, and 4 weeks prior to the initial announcements. Accordingly, under this valuation methodology a range of premiums of 29% to 33% over the $1.05 closing price 1 day prior to the announcement would appear to be justified, producing a range of values from $9.0 million to $9.3 million, or $1.35 to $1.40 per share.

Other Valuation Methodologies

Going Concern Valuation: The nature of Siena's assets and operations do not lend themselves to a going concern valuation; Siena's real estate is held for sale and its participation in the assisted care industry is through a contractual arrangement that is financial in nature. The inapplicability of this methodology is readily apparent from the two traditional going concern analyses: (a) discounted cash flow, and (b) market multiple. A discounted cash flow approach provides insight into the intrinsic value of a business based on the projected earnings and capital requirements and the net present value of the subsequent unlevered free cash flows to be generated by the assets of such business. Siena has neither operations, earnings, nor capital requirements and the unlevered free cash flows from its assets were analyzed by the more appropriate liquidation methodology. Similarly, the market multiple approach also requires non-existent data: valuation multiples of comparable companies in the marketplace and in transactions. The major asset of Siena being its now-dormant real estate, the more appropriate valuation methodology would be a real estate appraisal such as performed by the Company's real estate consultant and broker, Colliers International, and used in the liquidation analysis. While it is conceivable that a buyer might purchase the shares of Siena in order to acquire its real estate, uncertainties arising from the Company's two previous bankruptcies and vague long-tail legacy liabilities (viz., potential retirement obligations and tort claims) make an asset purchase of the real estate more likely than a real estate impelled acquisition of the corporate entity.

----------
      Sandata Technologies, Inc., Successories, Inc., PartsBase, Inc., Clary Corp., and Balanced Care Corp.

(3) Deltona Corporation, Genesee Corp., National Home Centers, Inc., Century Builders Group, Inc., Balanced Care Corp., Westminster Capital, Inc., Oriole Homes Corp., and The Rottlund Co., Inc.

(4) The transaction prices paid in respect of these 14 companies represented premiums of between 10% and 60% over the trading prices 4 weeks prior to announcement.

Summary Of Analyses

Set forth below is an application of Charenton's best estimate of appropriate weights to be assigned to each valuation method:

o Charenton assigned a weight of 50% to the liquidation method for the reason that Siena is presently in an orderly liquidation mode, management having made a practice of liquidating assets when opportunities occurred and having indicated that the Company will continue to do so as conditions warrant;

o Charenton assigned a 35% weight to the premium paid methodology (using going private transactions) for the reason that Siena, like most small public companies, was forced by the increased cost of doing business to consider alternatives to remaining publicly held, and it chose instead to go private, and

o Charenton assigned a modest 15% weight to the net asset value discount for the reason Siena has historically traded at a discount to its net asset value.

Without giving effect to the value, if any, of the Contractual Right to be distributed to the Company's shareholders, the range of weighted share valuations produced by the foregoing analyses is $1.27 to $1.34 per share. The Contractual Right would add another zero to $0.15 per share to the distribution in lieu of fractional shares. This range of values represents premiums of 23% to 45% over the last reported closing price of $1.03 per share (23% to 30%, if cash alone is considered).

The summary set forth above does not purport to be a complete description of the analyses performed by Charenton. The analyses performed by Charenton are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Charenton did not appraise any individual assets or liabilities of the Company. Throughout the due diligence process, Charenton relied upon all information provided by the Company and third party sources without independent verification.

Analysis Of Alternate Actions

In addition to its fundamental valuation analyses described above, Charenton considered the overall context and rationale for the reorganization and the alternative actions reviewed by the Company's management and board of directors. Charenton considered the likelihood that, in the absence of the Transaction, the cost of operating as a public company would force Siena to operate in a cash negative manner for the foreseeable future.

Analysis Of Liquidity

Siena's shares are highly illiquid. Using publicly reported trading data and management's records, and not attempting to correct for duplicative trades, the Company's chief executive officer, its president, and one director together accounted for about 70% of the volume that was reported to have traded over the past two years. On the 146 days in which the shares traded between June 1, 2001, and April 7, 2003, only 15 days had volume of more than 10,001 shares while 81 days had volume of less than 1,001 shares.

The proposed Transaction will enable all the shareholders to liquefy their holdings without the burden of transactional costs and without affecting the share price.

Impact On Remaining Shareholder

If the proposed Transaction is consummated, the Company's second largest shareholder will continue to own approximately the same percentage interest that it had owned before the Transaction. Moreover, if the shareholder's fractional shares are be cashed out in the range of values described above, then it will receive between $578,000 and $610,000 in cash and $157,000 in net proceeds, if collected, from the termination of the Management Agreement following the sale of the assisted care facility. As part of the Transaction, the Company's chief executive has committed to provide credit support to the Company in the manner described in Exhibit C hereto, if necessary to facilitate the transition of a company with numerous public shareholders to a company with only two shareholders.

FAIRNESS OPINION

Based upon the foregoing analyses and such other matters as were considered relevant, it is the opinion of Charenton that a package of (a) cash in the range of $1.27 to $1.34 per share, and (b) the aliquot share of the residual proceeds received from the termination of the Management Agreement following the sale of the assisted care facility, estimated to be worth zero to $0.15 per share, is a fair price from a financial point of view to be paid to the cashed-out shareholders of Siena.

Thank you for this opportunity to be of service to the shareholders of Siena Holdings, Inc..

Sincerely yours,


/s/Charenton Advisors

CHARENTON ADVISORS
A Division Of
CHARENTON REALTY, INC.

EXHIBIT A - SIENA HOLDINGS - ADDITIONAL DISCLOSURE


Mark M. Feldman, the chief executive officer of Charenton, has worked on a number of restructuring cases with W. Joseph Dryer, the president of Siena, for over 10 years, including that of the Company's predecessor, Lomas Financial Corporation ("Lomas"). In the Lomas case, Mr. Feldman served as the court-appointed chief restructuring officer and also as a director of Lomas for the period 1993-1996, during which time Mr. Dryer served as the court-appointed chief control officer. Mr. Feldman had received 820 shares of Siena in satisfaction of a pension claim that he had asserted in the bankruptcy proceedings of Lomas. While the value of these shares was de minimus, Mr. Feldman transferred his economic interest in them to his adult daughter prior to this engagement.

Charenton provided to the Board of Siena an opinion as to the fairness of a private placement of $2.2 million of shares in Siena in 1998.

EXHIBIT B - SIENA HOLDINGS -- DOCUMENT REVIEW LIST

1. Audited financial statements of Siena for the years ended June 30, 1999 - June 30, 2002.

2.    Forms 10-Q and 8-K of Siena during the fiscal years 1999-2003.

3. Unaudited consolidating balance sheet and income statement dated March 31, 2003.

4. Real estate valuation letter from Colliers International dated December 17, 2002, which was updated and confirmed in a telephone conversation on March 24, 2003.

5. Letter and memorandum from the CEO, Jack Kneafsey, to the Board concerning changes in regulatory climate and impact of the same upon Siena.

6. Memorandum from Kevin O'Connell, outside legal counsel to the Company, to management concerning inter alia the effect of the Sarbanes-Oxley Act upon the Company.

7.    Company-prepared spreadsheets illustrating:

      o     Trading in Company shares by insiders and third parties,

      o Effect on Company of a sale of the assisted care facility by Treemont of Texas, Inc., and

      o Disaggregated presentation of quantity, accounting basis, and valuation of the Company's real estate

8.    Additional pertinent information deemed necessary to render this opinion.

EXHIBIT C - SIENA HOLDINGS -SHAREHOLDER CREDIT SUPPORT

      The Company's largest shareholder and chief executive officer, Jack Kneafsey, has proposed to make available to the Company in the form of a secured loan or a secured guaranty, up to $1.0 million of cash or credit, as the case may be, to facilitate the transition of Siena from a public company to a private company.


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